Exhibit 99.1

Capstone Turbine Corporation Announces Second Quarter Fiscal 2009 Operating Results

Second Quarter revenue of $13.1 million up 74% from prior quarter and 82% from the same period last year. Backlog increased to $50.4 million, up 18% from prior quarter and 385% from the same period last year.

CHATSWORTH, Calif.--(BUSINESS WIRE)--November 10, 2008--Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST), today reported operating results for its second quarter ended September 30, 2008 in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

Financial Summary

Capstone’s backlog at the end of the second quarter was $50.4 million, an increase of approximately $7.7 million, or 18%, from the prior quarter and an increase of approximately $40.0 million, or 385%, from the same period last year.

“This quarter we increased production rates and achieved $13 million in revenue while having another strong bookings quarter with over $17 million in new orders,” stated Darren Jamison, Capstone’s President and Chief Executive Officer. “I am also proud of our achievements in the successful early launch of the C200 product line,” added Jamison.

Capstone’s revenue for the second quarter ended September 30, 2008 was $13.1 million, an increase of approximately 82% from the same period last year. Capstone shipped 172 units in the second quarter of Fiscal 2009, compared to 96 units for the same period last year.

The reported gross loss for the first quarter was $0.3 million, or 2% of revenue, compared to $0.8 million, or 10% of revenue, for the same period last year. The decrease in the gross loss and corresponding improvement in the gross loss percentage reflects increased sales of C30, C60 Series and C200 Series units along with higher absorption of overhead costs into ending inventory, offset by increased manufacturing and warranty expenses.

Research and development costs were $2.0 million for the second quarter, a decrease of $0.4 million, or 17%, from the same period last year. R&D expenses are reported net of benefits from cost-sharing programs. There were approximately $2.3 million of such benefits this quarter and $0.1 million of such benefits for the same period last year. The overall net decrease in R&D expenses resulted from additional funding from UTC Power Corporation for the cost-sharing program for the C200 commercialization, offset by increased spending for supplies, consulting, shared costs and labor expense.

Selling, general and administrative costs were $7.7 million for the second quarter, an increase of $1.8 million, or 31%, from the same period last year. The net increase in SG&A expenses was comprised of an increase in non-cash stock compensation and labor, travel, consulting and professional expense. The increase in labor and travel costs reflected the continued effort in developing worldwide distributors and launching the C200 and C1000 Series products.

Capstone's net loss was $9.9 million, or $0.06 per share, for the second quarter, an increase of $1.4 million from the $8.5 million loss, or $0.06 per share, reported for the same period last year.

Cash balances increased by $13.3 million during the second quarter of Fiscal 2009, due to our registered direct offering of common stock that closed on September 23, 2008 resulting in net proceeds of $29.5 million. As of September 30, 2008, cash and cash equivalents were $46.0 million.

Conference Call

The Company will host a conference call today, Monday, November 10, at 1:45 p.m. Pacific Time. Access to the live broadcast and a replay of the webcast will be available for 90 days through the Investor Relations page on the Company's website: www.microturbine.com.

About Capstone Turbine

Capstone Turbine Corporation (www.microturbine.com; NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 4,000 Capstone MicroTurbine® systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency’s Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation’s energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 and ISO 14001:2004 certified company; Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New Jersey, New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CAPSTONE TURBINE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts) (Unaudited)
	September 30,	March 31,
	2008	2008
ASSETS
Current Assets:
Cash and cash equivalents	$45,988	$42,605
Accounts receivable, net of allowance for doubtful accounts and sales returns of $687 at September 30, 2008 and $629 at March 31, 2008	10,856	6,768
Inventories	23,887	14,472
Prepaid expenses and other current assets	2,941	1,614
Total current assets	83,672	65,459
Property, plant and equipment, net	7,268	5,536
Non-current portion of inventories	2,388	2,221
Intangible asset, net	490	624
Other assets	219	206
Total	$94,037	$74,046
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$11,890	$7,964
Accrued salaries and wages	1,917	1,519
Accrued warranty reserve	4,321	4,591
Deferred revenue	1,012	780
Current portion of notes payable	19	13
Other current liabilities	3,540	5,658
Total current liabilities	22,699	20,525
Long-term portion of notes payable	31	5
Other long-term liabilities	387	463
Commitments and contingencies (Note 11)	—	—
Stockholders’ Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued	—	—
Common stock, $.001 par value; 415,000,000 shares authorized; 174,323,989 shares issued and 173,599,680 shares outstanding at September 30, 2008; 148,238,852 shares issued and 147,578,311 shares outstanding at March 31, 2008	174	148
Additional paid-in capital	664,725	626,952
Accumulated deficit	(593,111)	(573,383)
Treasury stock, at cost; 724,309 shares at September 30, 2008 and 660,541 shares at March 31, 2008	(868)	(664)
Total stockholders’ equity	70,920	53,053
Total	$94,037	$74,046

CAPSTONE TURBINE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$13,121	$7,219	$20,645	$12,834
Cost of goods sold	13,448	7,975	22,074	16,063
Gross loss	(327)	(756)	(1,429)	(3,229)
Operating expenses:
Research and development	2,017	2,433	4,001	5,182
Selling, general and administrative	7,720	5,910	14,651	11,803
Total operating expenses	9,737	8,343	18,652	16,985
Loss from operations	(10,064)	(9,099)	(20,081)	(20,214)
Interest income	153	646	355	1,356
Loss before income taxes	(9,911)	(8,453)	(19,726)	(18,858)
Provision for income taxes	—	—	2	2
Net loss	$(9,911)	$(8,453)	$(19,728)	$(18,860)
Net loss per common share — Basic and Diluted	$(0.06)	$(0.06)	$(0.13)	$(0.13)
Weighted average shares used to calculate Basic and Diluted net loss per common share	159,240	145,440	154,990	144,710

CONTACT:
Capstone Turbine Corporation
Investor and investment media inquiries:
Alice Barsoomian, 818-407-3628